UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

June 1, 2009

C&D Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 619-2700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

C&D was previously notified by letter dated April 22, 2009 from the NYSE that the Company had fallen below the NYSE continued listing criterion that requires 30 day average market capitalization of not less than $75 million and total stockholders’ equity of not less than $75 million. The NYSE received approval from the Securities and Exchange Commission (the “SEC”) for a pilot program, effective retroactively to May 12, 2009, that would lower the numeric thresholds for this requirement to $50 million. The pilot program would be effective through October 31, 2009, with a subsequent rule filing anticipated prior to this date to make this a permanent continued listing standard change.

As a result of the aforementioned pilot program, C&D is deemed to be in compliance with the NYSE continued listing requirement that pertains to market capitalization and stockholders’ equity, which has now effectively been reset to a $50 million threshold level.

A copy of our press release related to this matter is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Risk Factor

If we do not meet the NYSE continued listing requirements, the NYSE may delist our common stock

Our common stock is listed on the NYSE. In the future, we may not be able to meet the NYSE continued listing standards, which require us, among other things, to maintain (i) an average closing price of at least $1.00 per share of common stock, which the NYSE has temporarily suspended until June 30, 2009, (ii) a market capitalization of $25 million, which the NYSE has temporarily reduced to $15 million until June 30, 2009, and (iii) either a minimum average global market capitalization of at least $75 million during any consecutive 30-trading-day period or stockholders’ equity of at least $75 million, which thresholds the NYSE under the pilot program has lowered to $50 million.

If at some future time we are notified by the NYSE that we have fallen below the NYSE’s continued listing standard relating to minimum average global market capitalization, we could face suspension and delisting proceedings. In that case, we may have 45 days to submit a plan to NYSE that demonstrates our ability to regain compliance within 18 months. If we are permitted to submit a plan, upon receipt of this plan, the NYSE would have 45 calendar days to review and determine whether we have made a reasonable demonstration of our ability to come into conformity with the relevant standards within the 18-month period. The NYSE would either accept the plan, at which time we would be subject to ongoing monitoring for compliance with this plan, or the NYSE would not accept the plan and we would be subject to suspension and delisting proceedings.

A delisting of our common stock and our inability to list the stock on another national securities exchange could negatively impact us by: (i) reducing the liquidity and market price of our common stock; (ii) reducing the number of investors willing to hold or acquire our common stock, which could negatively impact our ability to raise equity financing; (iii) limiting our ability to use a registration statement to offer and sell freely tradable securities, thereby preventing us from accessing the public capital markets; (iv) impairing our ability to provide equity incentives to our employees and (v) causing holders of our 2005 Notes and our 2006 Notes to have the right to require us to repurchase their notes for an amount equal to the principal amount outstanding plus accrued but unpaid interest and the make-whole premium set forth in the respective indentures as applicable. While a delisting of our common stock would not constitute a specific event of default under the documents governing our senior credit facilities, our lenders could claim that a delisting would trigger a default under the material adverse change covenant or the cross-default provisions under such documents.

Item 9.01. Financial Statements and Exhibits.

99.1	Press Release dated June 3, 2009, furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC.

By:	/s/ Ian J. Harvie
Ian J. Harvie, Vice President and Chief Financial Officer

Date: June 3, 2009